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                                                                    EXHIBIT 14.1

                             ARCADIA RESOURCES, INC.

                           CODE OF ETHICS AND CONDUCT

                 AS AMENDED AND RESTATED EFFECTIVE JULY 29, 2004

      Arcadia Resources and all subsidiary companies (referred to collectively as "ACDI" or the "Company") are committed to the highest standards of integrity and ethical conduct. We have a responsibility to obey the laws that govern the way we do business, the policies governing our relationship with employees and the laws relating to our status as a publicly owned company. This Code of Ethics and Conduct (the "Code") has been approved by the ACDI Board of Directors. Although it cannot possibly cover every single situation, it applies to and serves as a guide to all directors, officers and employees in their day to day decision-making.

      This Code applies to all employees of the Company, as well as all directors and officers of the Company. All directors and officers of the Company are subject to all provisions of this Code, even though certain provisions of this Code may specifically reference employees and omit reference to directors and officers.

      Some of the policies and procedures referenced in this Code may be the subject of other policies, procedures and employee handbooks issued by the Company from time to time. Any conflict between this Code and any other policies, procedures and employee handbooks shall be resolved so that the more stringent provision governs.

      From time to time, this Code may be amended or superseded by the ACDI Board of Directors. This Code replaces and supersedes all prior codes of ethics previously adopted by the Company.

                         YOUR OBLIGATIONS UNDER OUR CODE

      It is the responsibility of every employee, director and officer of the Company to understand and comply with the policies outlined in this Code. Each year, every director, officer and employee will be required to sign a statement affirming they have read, understand and agree to abide by ACDI's Code of Ethics and Conduct and are in full compliance with the Code.

      This Code outlines key responsibilities to ensure that we act at all times responsibly, ethically, and lawfully. If you are unsure of the appropriateness or ethics of any activity, ask yourself the following questions:

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      -     Does it comply with the law, and/or ACDI's Code of Ethics and
            Conduct?

      - How would our customers, shareholders, and the general public look upon it?

      - Does it make you uncomfortable because it appears to conflict with the Code?

      When in doubt, ask for guidance. Consult with your manager, or contact ACDI's Chairman and CEO or designee. This position has been designated as the Ethics Officer and will be responsible for overseeing compliance with this Code and all applicable laws.

      If you know or reasonably suspect a violation of any applicable law, the Code of Ethics and Conduct, or any other related ACDI policies, you must report that information promptly. No one will be subject to retaliation because of a good faith report of suspected misconduct. However, failure to report any such acts or transactions shall be grounds for disciplinary action. You may report a violation in person, by telephone or in writing. If in writing, it may be anonymous but you should give a sufficiently detailed description of the factual basis for the allegations to allow for an appropriate investigation.

      Requests for guidance or reports should be directed to:

                       Ethics Officer
                       Arcadia Resources, Inc.
                       26777 Central Park Blvd., Suite 200
                       Southfield, Michigan  48076

                       Telephone:  (248) 352-7530
                       Facsimile:  (248) 352-7534

      If your concern involves a violation of internal accounting controls, or your concern relates to questionable accounting, financial reporting or auditing matters, you may report directly and confidentially (and anonymously, if you wish) by writing to the Chair of the ACDI Audit Committee:

                       Chair, Audit Committee of the ACDI Board of Directors Arcadia Resources, Inc.
                       26777 Central Park Blvd., Suite 200
                       Southfield, Michigan  48076

                       Attn:  Confidential/To be Opened by Addressee Only

                       Telephone:  (248) 352-7530

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                                                      Code of Ethics and Conduct

      Possible violations of this Code will be investigated by the Ethics Officer or by an appropriate independent committee of the Board and appropriate action will be taken in the event violations are found, up to and including possible termination. Confidentiality regarding those who make compliance reports and those potentially involved is maintained to the extent possible during a compliance investigation. ACDI does not tolerate retribution, retaliation or adverse personnel action of any kind against anyone for lawfully reporting a situation of potential illegal practice or noncompliance with the Code of Ethics and Conduct.

                           OUR WORKPLACE ENVIRONMENT

NON-DISCRIMINATION

      One of ACDI's guiding values is respect for one another. As a Company, we expect that all directors, officers and employees treat one another with respect and dignity, creating a safe, comfortable and enjoyable place to work.

      We are proud of being an equal opportunity employer. All employment decisions such as recruitment, employment, development and promotion are based solely on a person's ability and potential to perform the job, not upon extraneous factors such as race, color, religion, sex, sexual orientation, national origin, age, disability, height, weight, or marital status. We make reasonable job-related accommodations for any qualified employee with a disability when notified by the employee that he/she needs an accommodation.

      Equal employment opportunity includes an opportunity for all employees to work in a positive work environment, regardless of their sex, race, religion, or other differences. This means that everyone should be sensitive to statements and actions which can cause others to feel excluded or which can create a hostile work environment. Specifically, references to and jokes about sex, race, religion, or other differences, can be offensive and can cause employees to feel excluded.

      Any incidents or actions which an employee considers to be discriminatory should be promptly reported to a supervisor or to the Director of Human Resources. Any supervisor receiving such a report should, in turn, report it to the Director of Human Resources. If a determination is made that an employee has violated the Company's policy against discrimination, appropriate disciplinary action will be taken, up to and including discharge.

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HARASSMENT-FREE WORKPLACE

      ACDI has always taken pride in striving to provide a positive and harassment-free work environment that offers each employee the opportunity to perform to full potential. The Company prohibits harassment relating to an individual's race, color, sex, religion, sexual orientation, height, weight, health, age, creed, national origin, marital status, veteran status, or disability. ACDI's commitment to a harassment-free work environment applies to every aspect of the employment relationship and includes those times when employees are engaged in work-related activities or functions that take place away from the workplace and/or after regular business hours. It also extends to business associates such as outside vendors, and business partners.

      Any conduct that could be construed as harassment of an employee is expressly prohibited. Sexual harassment including unwelcome sexual advances, sexually explicit comments or physical conduct of a sexual nature is prohibited. It is forbidden to retaliate against any employee who complains that he or she has been harassed, even if an investigation shows that no harassment occurred.

      In keeping with our policy, the possession, distribution, or viewing of any pornographic materials on ACDI premises, including computer equipment, is prohibited.

SUBSTANCE-FREE ENVIRONMENT

      Substance abuse - whether alcohol or drug - poses a serious threat to the safety, health, and productivity of ACDI and its employees. ACDI has a drug/alcohol-free workplace policy that extends to all office locations and applies to employees, vendors, customers and guests. Our policy prohibits the use or possession of alcohol, illegal drugs and other controlled substances in the workplace (other than prescription medication) or being under the influence of such substances on the job.

      On occasion, ACDI-sponsored events may involve the serving of alcoholic beverages. In these cases, all appropriate liquor laws must be followed, including laws regarding the serving of alcohol to minors. Consistent with our policy, intoxication and excessive drinking at ACDI events is prohibited.

VIOLENCE

      ACDI will not tolerate threats or acts of violence or physical intimidation of any kind in the workplace. Any person who has been threatened with or subjected to physical violence by a fellow employee should report it to their manager. The possession of weapons, firearms or any dangerous devices is prohibited on Company property.

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                         Avoiding Conflicts of Interest

      While working every day to make good business decisions for ACDI, we must ensure that those decisions are made in the best interest of ACDI rather than based on personal considerations or relationships. A conflict of interest arises when anything interferes with or influences the exercise of an employee's independent judgment in the best interest of ACDI. Determining whether a conflict exists is not always a straightforward task and, when in doubt, it is best to disclose to management and the Ethics Officer any situation that is, may be or appears to be a conflict.

BUSINESS OPPORTUNITIES OR EMPLOYMENT

      Directors, officers and employees are expressly prohibited from personally taking opportunities discovered through the use of ACDI property, information or position. Any outside employment, activities or services, with or without compensation, that would divert time and attention away from ACDI job performance or require work during ACDI business hours should be avoided. If you serve as a director, officer, or consultant with any company that does business with ACDI, you must notify the Ethics Officer.

OTHER FINANCIAL INTERESTS

      If you or an immediate family member has any significant financial interest in a business that does or seeks to do business with, or is in competition with, ACDI or any subsidiary, you must notify the Ethics Officer. In the case of a member of the ACDI board of directors and any executive officer, approval must be obtained by the Board of Directors. A "significant financial interest" is defined as ownership by an employee and/or family member of more than 1% of the outstanding capital value of an entity. ACDI will work with you to determine the appropriate course of action.

GIFTS AND ENTERTAINMENT

      Employees should not accept entertainment, gifts or favors that could influence, or appear to influence, business decisions in favor of any person or organization with which ACDI has or is likely to have business dealings. Infrequent gifts of insignificant value ($25 or less) may be accepted if doing so is consistent with common courtesy and accepted business practice. Accepting an occasional meal or entertainment in connection with a business relationship is allowed, but only if it would be appropriate to reciprocate. No gifts in excess of $100 in the aggregate should be accepted from any one source in any given year.

      It is important that all relationships with customers, vendors, agents and other business partners be based on lawful and fair business practices and not present or create the appearance of a conflict of interest. Reasonable business entertainment that is in the best interest of the Company is allowed, but only if consistent with accepted business practices and of sufficiently limited value and in a form that will not be construed as improper.

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                    PROTECTING COMPANY ASSETS AND INFORMATION

      ACDI's success depends on each of us protecting the Company's assets, including physical equipment, funds, information, and reputation.

THEFT AND FRAUD

      Fraud - the act or intent to cheat, trick, steal, deceive or lie - is both dishonest and, in most cases, criminal. Intentional acts of fraud are subject to strict disciplinary action, including dismissal and possible civil and/or criminal action. Taking or stealing or knowingly misappropriating the assets of ACDI, any employee or customer is improper and/or illegal. Submitting false expense reports, forging or altering checks, the unauthorized reporting of business transactions or destroying anything of value belonging to ACDI without consent, constitutes fraud under Company policy.

      Any director, officer and employee who suspects fraud or theft must report their concern to the Ethics Officer.

LIMITATIONS ON PERSONAL LOANS TO DIRECTORS AND OFFICERS

      U.S. securities laws strictly limit the Company from extending credit or making personal loans to its directors or officers. ACDI regards these limitations as applicable to all companies owned or operated by ACDI.

PROPRIETARY AND CONFIDENTIAL INFORMATION

      The protection of ACDI's proprietary and confidential business information is critical to the ability of the Company to compete and comply with federal and state securities laws. Violations of any applicable law could expose ACDI and/or the person to severe criminal or civil liability.

      Employees (both present and past), officers and, in particular, senior management and directors have access to confidential information and have a legal and ethical duty to take steps to protect it. Proprietary information may include, without limitation, financial information and projections, computer records and programs, contracts, customer information, investments, marketing plans, and personnel information. Confidential information should not be:

      - Discussed in public places (including elevators) where it may be overheard.

      -     Shared with people outside ACDI, including agents, customers,

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            vendors, family members and others, except in cases where there is a business purpose and a confidentiality agreement is in place.

      - Left unsecured on laptop computers or sent via unsecured email.

      - Shared with co-workers except for valid business purposes.

      If you are not sure whether certain information is considered proprietary and confidential, ask your supervisor or the Ethics Officer for guidance. Employees shall not remove any such information, in any format, upon termination of their employment. Employees must return proprietary information to the Company upon termination if it has been removed from Company premises prior to termination. ACDI reserves the right to inspect materials being removed by departing employees and any other person to prevent unauthorized removal of information.

      The Company also has a formal detailed policy concerning disclosures of material, nonpublic financial and other information to outside parties, including the media, shareholders, customers, vendors and the public. Material, nonpublic financial and other information may not be disclosed, except as permitted by the Company's policy. Directors, officers and employees with questions concerning this policy should contact the Ethics Officer or the Chairman and CEO.

INTERACTING WITH THE MEDIA AND OTHER OUTSIDE PARTIES

      It is important that public statements that might be attributed to ACDI be carefully considered. Personal views must be kept separate from Company views. To protect ACDI and our employees, no one should speak publicly for ACDI unless specifically authorized to do so by the Chairman and CEO. If you are approached by the media regarding the Company, direct them to the Chairman and CEO.

      Posting information on Internet bulleting boards or communicating in chat rooms is essentially the same as "talking to the media." Employees should not use these forums to discuss Company matters or to respond to comments about ACDI. If you see a comment or posting of concern, you should bring it to the attention of your manager.

      The Company has a formal detailed policy concerning disclosures to the media and outside parties. Employees with questions concerning this policy should contact the Ethics Officer or the Chairman and CEO.

COMPUTER USAGE, INTERNET AND E-MAIL

      All computers, electronic communication systems and all information transmitted

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by, received from, or stored in the ACDI's systems are the property of ACDI, and as such are intended to be used for Company business purposes. In order to protect the interests of ACDI's information and networks, ACDI reserves the right to monitor or review any and all data and information contained on an employee's computer or other electronic device issued by the Company. ACDI may also monitor or review an employee's use of the Internet, Intranet and e-mail system without prior notice. In general, the only software that should be loaded on employee computers is that which the Company has approved and purchased. In many cases it is illegal to copy, download, or distribute software or other materials or files that are protected by copyright.

      All employees should understand that access to ACDI systems will be revoked and disciplinary action may be taken in the event that Company systems are used to commit illegal acts, or to violate the non-discrimination, harassment, pornography, proprietary information or any other terms of this Code.

INSIDER INFORMATION AND TRADING ARCADIA RESOURCE SECURITIES

      ACDI policy and U.S. securities laws prohibit employees from buying or selling Company stock or any other kind of public security using "inside" information. It is also unethical and illegal to disclose such information to others (e.g., "tipping") so that they may trade based on that information. Inside information is information, not yet disclosed to the public, that might be significant to an investor in deciding whether to buy, sell or hold stock. The Company policy applies primarily for ACDI's own stock, but also applies to confidential information which an employee learns about other companies through an employee's job.

      ACDI directors, officers and certain senior-level employees have additional disclosure requirements and other obligations relative to trading in ACDI stock.

      Violation of the law against insider trading can result in severe civil and criminal penalties, including jail terms of up to ten years. Any employee or officer who violates the Company policy against insider trading will be subject to discipline, up to and including termination of employment.

      The Company has a formal detailed policy concerning insider trading and the trading of ACDI securities. Employees with questions concerning this policy should contact the Ethics Officer or the Chairman and CEO.

      The Company also has a formal detailed policy concerning disclosures of material, nonpublic financial and other information to outside parties, including the media, shareholders, customers, vendors and the public. Material, nonpublic financial and other information may not be disclosed, except as permitted by the Company's policy. Directors, officers and employees with questions concerning this policy should contact the Ethics Officer or the Chairman and CEO.

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FINANCIAL REPORTING AND CONTROLS

      ACDI requires full, fair, accurate, and timely disclosure in reports filed with or submitted to the Securities and Exchange Commission, the IRS, other governmental regulators and in all public communications made by the Company. All directors, officers and employees will work to maintain the integrity of ACDI's recordkeeping and reporting systems. All business transactions must be properly authorized and completely and accurately recorded on the Company's books. No false or inaccurate records or entries may be made for any reason. Directors, officers and employees should report any indication that ACDI records are being falsified to the Ethics Officer or directly to the ACDI Board Audit Committee.

      Section 303 of the Sarbanes-Oxley Act specifically makes it unlawful to take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified accountant engaged in the performance of an audit of the financial statements of that issuer for the purpose of rendering such financial statements materially misleading. All directors, officers and employees are prohibited from taking any such actions.

            VIOLATIONS AND WAIVERS OF THE CODE OF ETHICS AND CONDUCT

OBLIGATION TO REPORT VIOLATIONS

      All directors, officers and employees shall promptly disclose any acts or transactions known to such person that may be in violation of the Code. No one will be subject to retaliation because of a good faith report of suspected misconduct. However, failure to report any such acts or transactions shall be grounds for disciplinary action. Any person who violates the Code, or permits a subordinate to do so, shall be subject to disciplinary actions, which may include immediate dismissal or termination.

      All questions, issues or reports of violations should be made through the employee's supervisor or the Ethics Officer. If the matter involves an officer or director, the report may be made directly to the Chairman of ACDI's Board of Directors or to the Chair of the Audit Committee of the Board of Directors. To the extent permitted by law, and consistent with its enforcement objectives under this Code, ACDI will keep confidential the identity of any employee about or against whom allegations of violations are brought, unless or until it has been determined that a violation has occurred. Similarly, to the extent permitted by law, and consistent with its enforcement objectives under this Code, ACDI will keep confidential the identity of anyone reporting a possible violation.

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WAIVERS OF THE CODE OF ETHICS AND CONDUCT

      Any express or implied waiver or any amendment of this Code may only be made by the ACDI Board of Directors and will be promptly disclosed as required by law.

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                             ARCADIA RESOURCE, INC.

                           CODE OF ETHICS AND CONDUCT

                 AS AMENDED AND RESTATED EFFECTIVE JULY 29, 2004

          EMPLOYEE, OFFICER AND DIRECTOR ACKNOWLEDGEMENT AND AGREEMENT

      I hereby certify that I have read the entire ACDI Code of Ethics and Conduct effective July 29, 2004 and have had an opportunity to review any questions I might have with my manager or the Ethics Officer. I believe I understand fully how the Code relates to my position. My activities and business conduct are and have been, to the best of my knowledge, in compliance with the Code, except as noted below. I agree to abide by the Code of Ethics and Conduct and agree to comply with its policies and procedures. I understand that my agreement to comply with the Code does not constitute a contract of employment by the Company.

Name (print):  ________________________________

Employer:  ____________________________________

Title:  _______________________________________

Signature: ____________________________________

Date:  ________________________________________

Describe below any activities and/or business conduct not in compliance with the Code. Continue on a separate page(s) if necessary. If none, write "none" below. The failure to affirmatively state "none" or to describe any activities and/or business conduct will be construed to mean that your activities and business conduct are, to the best of your knowledge, in compliance with the Code.

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